EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CHARMING SHOPPES ANNOUNCES THE APPOINTMENT OF
M. JEANNINE STRANDJORD TO ITS BOARD OF DIRECTORS

Bensalem, PA, July 11, 2008 - Charming Shoppes, Inc.,  (NASDAQ: CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced that, M. Jeannine Strandjord has been appointed to its Board of Directors.

Ms. Strandjord previously served on Charming Shoppes’ Board of Directors from April 2006 until June 2008.  In furtherance of the resolution of a proxy contest which was settled on May 8, 2008, Ms. Strandjord elected not to stand for reelection at the Company’s June 26, 2008 Annual Meeting of Shareholders. Charming Shoppes’ Board of Directors has unanimously elected Ms. Strandjord to the Company’s Board, in order to fill the vacancy left by the recent and sudden death of Mr. William O. Albertini.

Alan Rosskamm, Chairman of the Board and Interim CEO of Charming Shoppes, Inc. stated, “I am extremely pleased that Jeannine has agreed to rejoin Charming Shoppes’ board, and look forward to her valued participation and contributions to our board.”

Ms. Strandjord is an experienced financial executive whose career has spanned more than 30 years.  Most recently, she has served as the Senior Vice President and Chief Integration Officer of Sprint Corporation from 2003 until her retirement in 2005, with responsibility for implementation of Sprint’s transformation, including overall program management of comprehensive process redesign and organizational development.  Prior to 2003, Ms. Strandjord served Sprint and subsidiaries of Sprint in a number of financial capacities, including Senior Vice President of Financial Services, Senior Vice President and CFO of the Long Distance Division, Senior Vice President and Treasurer, and Vice President and Controller of Sprint.  Prior to joining Sprint, Ms. Strandjord was Vice President of Finance for Macy’s Midwest and had held financial positions with Kansas City Power & Light Co. and Ernst and Whinney.

Ms. Strandjord holds a bachelor’s degree in business administration and accounting from the University of Kansas and is a certified public accountant.  She is a member of the Board of six registered investment companies which are a part of American Century Funds and a member of the Boards of DST Systems, Inc. and Euronet Worldwide, Inc. Ms. Strandjord has served as Chairman and President of the Heartland Chapter of the National Association of Corporate Directors for the last two years.

At May 3, 2008, Charming Shoppes, Inc. operated 2,407 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINES PLUS SIZES(R), LANE BRYANT OUTLET(R), and PETITE SOPHISTICATE OUTLET(R). Please visit http://www.charmingshoppes.com  for additional information about Charming Shoppes, Inc.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955